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                                                                      EXHIBIT 12

             TENNECO AUTOMOTIVE INC. AND CONSOLIDATED SUBSIDIARIES
              COMBINED WITH 50% OWNED UNCONSOLIDATED SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN MILLIONS)
                                  (UNAUDITED)

                                                                SIX MONTHS ENDED
                                                                    JUNE 30,
                                                                -----------------
                                                                2001         2000
                                                                ----         ----
Net income (loss)...........................................    $(29)        $ 16
Add:
  Interest expense..........................................      90           93
  Portion of rentals representative of the interest
     factor.................................................       5            7
  Preferred stock dividend requirements of majority-owned
     subsidiaries...........................................      --           --
  Income tax benefit and other taxes on income..............      (9)           4
  Amortization of interest capitalized......................       2           --
  Undistributed (earnings) losses of affiliated companies in
     which less than a 50% voting interest is owned.........      --           --
                                                                ----         ----
     Earnings as defined....................................    $ 59         $120
                                                                ====         ====
Interest expense............................................    $ 90         $ 93
Interest capitalized........................................       2            3
Portion of rentals representative of the interest factor....       5            7
Preferred stock dividend requirements of majority-owned
  subsidiaries on a pre-tax basis...........................      --           --
                                                                ----         ----
     Fixed charges as defined...............................    $ 97         $103
                                                                ====         ====
Ratio of earnings to fixed charges..........................     .61         1.17
                                                                ====         ====

NOTE: Earnings were inadequate to cover fixed charges by $38 million for the six months ended June 30, 2001.